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Savient Pharmaceuticals Reports Second Quarter 2012 Financial Results

EAST BRUNSWICK, N.J., -August 8, 2012 - Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and six months ended June 30, 2012, which reflects the Company's continuing commercialization of KRYSTEXXA® (pegloticase) in the U.S.

Savient ended the quarter with approximately $142.2 million in cash and short-term investments, a net increase of $11.2 million for the quarter. The increase in cash and short-term investments was primarily driven by the Company entering into definitive financing and restructuring agreements with certain of its 2018 convertible note-holders during the quarter, which raised approximately $43.1 million in net cash proceeds.

Net sales for KRYSTEXXA were $4.0 million for the second quarter of 2012, a 30% increase over the first quarter of 2012. For the second quarter of 2012, the Company had a net loss of $16.4 million, or $0.23 per share, on total revenues of $4.6 million, compared with a net loss of $30.2 million, or $0.43 per share, on total revenues of $2.0 million for the same period in 2011. The net loss for the first six months of 2012 was $50.6 million, or $0.72 per share, on total revenues of $8.2 million, compared with a net loss of $43.8 million, or $0.63 per share, on total revenues of $3.3 million for the same period in 2011. The net loss for the three and six-month periods ended June 30, 2012 includes a $21.8 million, or $0.31 per share, gain on the extinguishment of debt.

“We are confident in our plan, which builds upon the foundation we have established and the long term opportunity for KRYSTEXXA,” said Louis Ferrari, Chief Executive Officer and President. “To achieve that goal, we have implemented our reorganization plan and have put cost control initiatives in place that we believe will support future growth opportunities. We believe that these are necessary steps that will allow us to further the commercialization of KRYSTEXXA and drive sustainable results and value to patients, physicians and our stakeholders.”

Operational Highlights:

·	Appointed Louis Ferrari to the position of Chief Executive Officer and President and a member of Savient’s board of directors.

·	Implemented a reorganization plan designed to improve operational efficiencies while ensuring continued focus on the commercialization of KRYSTEXXA and the advancement of its clinical expansion programs.

·	Published results of an analysis of KRYSTEXXA® Phase III data that demonstrates that adult patients with refractory chronic gout (RCG) treated bi-weekly experienced statistically significant and clinically meaningful improvements in health-related quality of life (HRQOL), pain and physical function. The results were published in the July 2012 issue of The Journal of Rheumatology.

·	Seven abstracts were accepted for the European League Against Rheumatism (EULAR) 2012 Annual Congress, one of which was for oral presentation.

·	Entered into definitive financing and restructuring agreements with certain of the Company’s existing 2018 convertible note-holders that raised approximately $43.1 million in net cash proceeds and extended maturity by approximately fifteen months.

·	Granted a favorable decision by the Delaware Court of Chancery to the Company on certain aspects of the Tang Capital litigation.

·	Adopted a stockholder rights plan intended to enable all of the Company’s stockholders to realize the full value of their investment in the Company.

Financial Results of Operations for the Three Months Ended June 30, 2012

Net revenues increased $2.6 million to $4.6 million for the three months ended June 30, 2012, from $2.0 million for the three months ended June 30, 2011, as a result of the continued sales momentum of KRYSTEXXA. We expect KRYSTEXXA sales to continue to increase in future periods as our marketing and promotion efforts take effect.

Cost of goods sold increased $5.7 million to $6.7 million for the three months ended June 30, 2012, from $1.0 million for the three months ended June 30, 2011. During the three-month period ended June 30, 2012, we recorded a $4.9 million charge primarily related to KRYSTEXXA in process and finished goods inventory that we currently estimate we will not be able to sell through, prior to expiration. Additionally, a portion of the charge relates to future minimum purchase commitments of raw material for use in manufacturing of KRYSTEXXA finished product that we do not believe will be required for future manufacturing.

Research and development expenses decreased $1.0 million to $6.7 million for the three months ended June 30, 2012, from $7.7 million for the three months ended June 30, 2011. The decrease is primarily due to prior year costs associated with our potential secondary source supplier of pegloticase drug substance relating to validation batch production partially offset by current year expenses related to our post-FDA approval clinical studies for KRYSTEXXA.

Selling, general and administrative expenses increased $3.4 million to $27.3 million for the three months ended June 30, 2012, from $23.9 million for the three months ended June 30, 2011, primarily due to increased selling and marketing expenses associated with our marketing and commercialization efforts for KRYSTEXXA and an increase in legal expenses.

We recorded a gain of approximately $21.8 million upon the extinguishment of debt during the three-month period ended June 30, 2012, as a result of exchanging a significant portion of our 2018 Convertible Notes for 2019 Notes that were issued at a discount. The gain arose as the fair value of the 2018 Convertible Notes was less than its carrying value at the time of the transaction.

Other income, net increased $3.5 million for the three-month period ended June 30, 2012 as a result of a decrease in the fair value of our warrant liability due to the mark-to-market valuation adjustment during the current quarter. The decrease in fair value of our warrant liability was primarily driven by a lower Company common stock price subsequent to the issuance date of the warrants.

Conference Call and Webcast

The Company will host a live conference call and webcast on August 8, 2012 at 9:00 a.m. EDT to discuss these results and to answer questions. To participate by telephone, please dial:

Domestic:	866-393-1565
International:	253-237-1151
Conference ID:	99954484

The live and archived webcast can be accessed on the investor relations section of the Savient website at www.savient.com. A telephone replay will be available on August 8, 2012 through August 16, 2012 by dialing:

Domestic:	855-859-2056
International:	404-537-3406

Conference ID:

99954484

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University ("Duke") and Mountain View Pharmaceuticals, Inc. ("MVP"). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company's website at www.savient.com.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the safety and efficacy of KRYSTEXXA®, the potential to expand the clinical utility of KRYSTEXXA, status of our KRYSTEXXA marketing efforts in the US and additional plans related thereto both in the US and ex-US, market demand and reimbursement for KRYSTEXXA, our view of the refractory chronic gout (RCG) market size in the US and ex-US, and our market expansion plans including our MAA filing before the EMA are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, developments that may arise in the litigation with Tang Capital; our ability to commercialize KRYSTEXXA; the risk that the market for KRYSTEXXA is smaller than we have anticipated; our ability to retain the personnel; our reliance on third parties to manufacture KRYSTEXXA; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payers and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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SVNT-I

(Tables to Follow)

SAVIENT PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2012	2011

	(Unaudited)

ASSETS
Current Assets:

Cash and cash equivalents	$ 92,463	$ 114,094
Short-term investments	49,748	55,694

Accounts receivable, net	5,677	4,737
Inventories, net	10,305	10,924

Prepaid expenses and other current assets	7,566	4,186

Total current assets	165,759	189,635

Property and equipment, net	884	833

Deferred financing costs, net	5,058	4,068
Restricted cash	2,970	2,580

Total assets	$ 174,671	$ 197,116

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$ 5,551	$ 7,046

Deferred revenues	428	414
Warrant liability	1,490	—

Accrued interest	3,154	4,643
Other current liabilities	20,741	17,962

Total current liabilities	31,364	30,065

Convertible notes, net of discount of $27,225 at June 30, 2012 and $54,542 at December 31, 2011	95,216	175,458
Senior secured notes, net of discount of $51,103 at June 30, 2012	119,838	—

Other liabilities	1,462	3

Stockholders’ Deficit:

Preferred stock—$.01 par value 4,000,000 shares authorized; no shares issued	—	—
Common stock—$.01 par value 150,000,000 shares authorized; 72,859,000 issued and outstanding at June 30, 2012 and 71,502,000 shares issued and outstanding at
December 31, 2011	728	715

Additional paid-in-capital	394,077	408,463
Accumulated deficit	(468,180)	(417,603)

Accumulated other comprehensive income	166	15

Total stockholders’ deficit	(73,209)	(8,410)

Total liabilities and stockholders’ deficit	$ 174,671	$ 197,116

	SAVIENT PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	(In thousands, except per share data)

		Three Months Ended	Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011

Revenues:
Product sales, net	$4,626	$1,984	$ 8,160	$ 3,274

Cost and expenses:

Cost of goods sold	6,727	1,008	8,447	1,424
Research and development	6,705	7,729	13,951	11,457

Selling, general and administrative	27,327	23,856	51,579	40,493

	40,759	32,593	73,977	53,374

Operating loss	(36,133)	(30,609)	(65,817)	(50,100)
Investment income, net	41	38	84	68

Interest expense on debt	(5,600)	(5,068)	(10,157)	(8,307)
Gain on extinguishment of debt	21,800	—	21,800	—

Other income (expense), net	3,513	(10)	3,513	1,750

Loss before income taxes	(16,379)	(35,649)	(50,577)	(56,589)
Income tax benefit	—	(5,400)	—	(12,810)

Net loss	$(16,379)	$(30,249)	$ (50,577)	$ (43,779)

Loss per common share:
Basic and diluted	$(0.23)	$(0.43)	$ (0.72)	$ (0.63)

Weighted-average number of common shares:
Basic and diluted	70,721	70,075	70,596	70,035

Contact:
Mary Coleman	Kelly Sullivan / Taylor Ingraham
Savient Pharmaceuticals, Inc.	Joele Frank, Wilkinson Brimmer Katcher
information@savient.com	ksullivan@joelefrank.com / tingraham@joelefrank.com
(732) 418-9300	(212) 355-4449